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OPTEL, INC. ANNOUNCES $200 MILLION OFFERING OF SENIOR NOTES


Dallas, Texas - June 12, 1998 - Optel, Inc. ("Optel") today announced that it intends to offer $200 million gross proceeds of its Senior Notes due 2008.

The proceeds of the Notes will be used to refinance the Company's Senior Credit Facility and for capital expenditures related to the purchase and installation of communications equipment and for general corporate purposes, including working capital related to its expansion into new markets.

The Senior Notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption therefrom.